Exhibit 99.1

Destination XL Group, Inc. Reports Fiscal 2024 Fourth Quarter and

Full-Year Financial Results

Full-Year Sales of $467.0 million, Net Income of $3.1 million, $0.05 EPS,

Adjusted EBITDA of $19.9 million

CANTON, MA., March 20, 2025– Destination XL Group, Inc. (NASDAQ: DXLG), the largest integrated commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported financial results for the fourth quarter and fiscal year 2024.

Fourth Quarter Highlights

•
Total sales for the 13-week fourth quarter were $119.2 million, down 13.1% from $137.1 million for the 14-week fourth quarter of fiscal 2023. Comparable sales for the fourth quarter decreased 8.7% as compared to the fourth quarter of fiscal 2023.
•
Net loss for the fourth quarter was $(1.3) million, or $(0.02) per diluted share, as compared to net income of $5.2 million, or $0.08 per diluted share, for the fourth quarter of fiscal 2023.
•
Adjusted net income (a non-GAAP measure) for the fourth quarter was $0.02 per diluted share as compared to $0.10 per diluted share for the fourth quarter of fiscal 2023.
•
Adjusted EBITDA (a non-GAAP measure) was $4.2 million for the fourth quarter as compared to $11.7 million for the fourth quarter of fiscal 2023.

Fiscal 2024 Highlights

•
Total sales for the 52 weeks of fiscal 2024 were $467.0 million as compared to $521.8 million for the 53 weeks of fiscal 2023. Comparable sales decreased 10.6% as compared to fiscal 2023.
•
Net income was $3.1 million, or $0.05 per diluted share, as compared to $27.9 million, or $0.43 per diluted share, in fiscal 2023.
•
Adjusted net income (a non-GAAP measure) was $0.07 per diluted share for fiscal 2024 as compared to $0.50 per diluted share for fiscal 2023.
•
Adjusted EBITDA (a non-GAAP measure) was $19.9 million as compared to $55.9 million for fiscal 2023.
•
Cash flow from operations for fiscal 2024 was $29.6 million as compared to $49.6 million for fiscal 2023. Capital expenditures, which include investments in both new store development and a new eCommerce platform, increased by $10.3 million year-over-year contributing to a decrease in free cash flow (a non-GAAP measure) to $1.9 million as compared to $32.2 million for fiscal 2023.

•
As of February 1, 2025, total cash and investments were $48.4 million as compared to $60.0 million at February 3, 2024, with no outstanding debt for either period.
•
Repurchased 4.9 million shares of common stock for $13.7 million, or an average cost of $2.82 per share, during fiscal 2024.

Management Comments

“Our sales results reflect a difficult year for the men’s apparel sector where DXL has been challenged by lower traffic levels to our stores and lower conversion online. Men’s retail remains volatile, and we believe the Big + Tall consumer cut back on spending for himself in fiscal 2024. Despite this challenge, we maintained a strong operating regimen with our merchandise margin and controlled operating expenses to drive positive net earnings, positive free cash flow, and an adjusted EBITDA margin of 4.3%. Our balance sheet is solid with a healthy inventory position, no debt, and $48.4 million of cash and investments," said Harvey Kanter, President and Chief Executive Officer.

“In 2024, we conducted vital consumer research across the brand, exploring brand awareness, consumer trends and the potential impact of GLP-1 drugs. We believe these insights can be greater potential catalysts for inflection for the brand and to drive long-term sales growth. We successfully tested a DXL brand awareness campaign in a three-city matched market test. We extended our reach with the opening of seven new stores, and we upgraded our legacy website to a new, best-in-class eCommerce platform that should improve our customer experience. Additionally, we introduced an improved DXL Rewards program with compelling benefits to deepen engagement across the entire customer file and solidify DXL as the leading Big + Tall retailer in the sector," Mr. Kanter continued.

“In 2025, we are focused on executing our strategic plan, while delivering an acceptable EBITDA margin and free cash flow. We are monitoring the emerging situation with tariffs, and we have minimal exposure in China, Mexico, and Canada. Collectively, these three countries represent less than 5% of our own sourced product, and we expect they will impact gross margin by less than 10 basis points in 2025. We are committed to profitable and responsible growth. Given the down cycle our plans prioritize operational efficiency and free cash flow. This structured and disciplined approach should position us better for stronger top-line and bottom-line performance when consumer sentiment among Big + Tall consumers recovers. We believe that chasing sales through excessive promotions in a down cycle would be counterproductive and that maintaining our operational infrastructure is crucial for long-term success," Mr. Kanter concluded.

Fourth-Quarter and Fiscal 2024 Results

Fiscal 2024 included 52 weeks compared with 53 weeks in fiscal 2023. Accordingly, year-over-year comparisons of total sales for the fourth quarter and full year are affected by an extra week of sales in fiscal 2023. However, for comparable sales, the Company is reporting on a comparable week's basis (i.e., the 13 and 52 weeks ended February 1, 2025 compared with the 13 and 52 weeks ended February 3, 2024).

Sales

For the 13-week fourth quarter of fiscal 2024, total sales were $119.2 million as compared to $137.1 million for the 14-week fourth quarter of fiscal 2023. The decrease in total sales was primarily due to an 8.7% decrease in comparable sales, with stores down 6.7% and the direct business down 12.7%, and an additional week of sales in fiscal 2023. These decreases were partially offset by an increase in non-comparable store sales and reduced loyalty program costs. Comparable sales were down 11.8% in November, down 4.4% in December and down 13.3% in January. The improvement in comparable sales in December was driven by targeted promotional offers that ran during the holiday period.

For fiscal 2024, total sales decreased 10.5% to $467.0 million from $521.8 million for fiscal 2023. The decrease was primarily due to a decrease in comparable sales of 10.6%, with stores down 9.6% and the direct business down 12.8%, and an additional week of sales in fiscal 2023. These decreases were partially offset by an increase in non-comparable sales. Sales for the 53rd week of fiscal 2023 were $7.1 million.

Gross Margin

For the fourth quarter of fiscal 2024, gross margin, inclusive of occupancy costs, was 44.4%, compared with a gross margin of 47.0% for the fourth quarter of fiscal 2023. Our gross margin rate decreased by 260 basis points, which was driven by an increase of 310 basis points in occupancy costs, as a percentage of sales, primarily due to the deleveraging from lower sales and increased rents from lease extensions. Merchandise margin for the fourth quarter increased by 50 basis points as compared to the fourth quarter of fiscal 2023, primarily due to a shift in product mix, favorable outbound shipping costs and a decrease in loyalty expense partially offset by an increase in markdown activity and an increase in inbound freight costs. During the fourth quarter of fiscal 2024, we discontinued our legacy loyalty program ahead of launching our new rewards program in February 2025, which resulted in reduced loyalty costs during the fourth quarter of fiscal 2024.

For fiscal 2024, gross margin, inclusive of occupancy costs, was 46.5% as compared to 48.4% for fiscal 2023. The decrease of 190 basis points was primarily due to an increase of 230 basis point in occupancy costs, as a percentage of sales, primarily to due to the deleveraging from lower sales and increased rents from lease extensions. Merchandise margin for fiscal 2024 increased 40 basis points due to favorable outbound shipping costs, a shift in product mix, and a decrease in loyalty expense, partially offset by an increase in markdown activity.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2024 were 41.7% of sales compared with 38.5% in the fourth quarter of fiscal 2023. For fiscal 2024, SG&A expenses were 42.5% of sales compared with 37.7% for fiscal 2023.

On a dollar basis, SG&A expenses decreased by $3.2 million for the fourth quarter of fiscal 2024 as compared to the fourth quarter of fiscal 2023 primarily due to a decrease in marketing costs and a decrease in performance-based incentive accruals, partially offset by an increase in healthcare costs and an accrual for estimated non-recurring legal settlement costs.

For fiscal 2024, on a dollar basis, SG&A expenses increased by $1.8 million as compared to fiscal 2023. The increase was due to an increase in marketing costs, which included our brand campaign in the second quarter, an increase in healthcare costs and technology costs, as well as the accrual for estimated non-recurring legal settlement costs.

SG&A costs for both the fourth quarter and fiscal 2023 also included costs of approximately $2.7 million related to the 53rd week in fiscal 2023.

Marketing costs were 6.2% of sales for the fourth quarter of fiscal 2024 as compared to 6.9% of sales for the fourth quarter of fiscal 2023. For fiscal 2024, marketing costs were 6.8% of sales as compared to 5.9% in fiscal 2023. For the fourth quarter of fiscal 2024, we paused our brand campaign and instead invested our marketing dollars back into our traditional marketing channels and strategic promotional events as discussed above. For fiscal 2025, we expect our marketing costs to be approximately 6.0% of sales and do not plan to pursue our brand awareness campaign at this time.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing, and other store operating costs, represented 24.1% of sales for fiscal 2024 as compared to 21.3% of sales for fiscal 2023. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 18.4% of sales for fiscal 2024 as compared to 16.4% of sales for fiscal 2023.

Interest Income, Net

Net interest income for the fourth quarter of fiscal 2024 was $0.4 million as compared to $0.7 million for the fourth quarter of fiscal 2023. Net interest income was $2.1 million for both fiscal 2024 and fiscal 2023. For all periods, excess cash was invested in short-term, US government-backed investments. Interest costs for both fiscal years were immaterial because we had no outstanding debt and no borrowings under our credit facility during any period.

Income Taxes

Our tax provision for income taxes for interim periods was determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we updated our estimate of the annual effective tax rate and made a year-to-date adjustment to the provision.

Accordingly, for the fourth quarter and fiscal 2024, the Company’s effective tax rate was 0.5% and 47.5%, respectively, as compared to 28.6% and 27.4% for the fourth quarter and fiscal 2023, respectively. The difference in the effective tax rate for the fourth quarter of fiscal 2024, as compared to the fourth quarter of fiscal 2023, was due to the net loss reported during the fourth quarter of fiscal 2024 and its impact on our annual effective tax rate for fiscal 2024. The effective tax rate for fiscal 2024 increased from fiscal 2023 primarily due to permanent book-to-tax differences combined with a lower pretax income as compared to fiscal 2023.

At February 1, 2025, we had $43.3 million of federal net operating loss carryforwards, of which $39.9 million do not expire. The utilization of our NOL carryforwards reduces our taxable income and, as a result, we have minimal cash taxes.

Net Income (Loss)

Net loss for the fourth quarter of fiscal 2024 was $(1.3) million, or $(0.02) per diluted share, as compared to net income for the fourth quarter of fiscal 2023 of $5.2 million, or $0.08 per diluted share.

Net income for fiscal 2024 was $3.1 million, or $0.05 per diluted share, as compared to net income for fiscal 2023 of $27.9 million, or $0.43 per diluted share.

Results for the fourth quarter and fiscal 2024 included an impairment charge of $1.3 million against certain store assets and a charge of $1.0 million for an accrual for estimated non-recurring legal settlement costs.

Results for the fourth quarter and fiscal 2023 included a loss from the termination of retirement plans of $1.5 million and $5.7 million, respectively, partially offset by net income for the 53rd week, which was approximately $1.2 million.

On a non-GAAP basis, adjusting for the accrual for estimated non-recurring legal settlement costs, the loss on termination of the retirement plans and asset impairment (gain), if any, adjusted net income for the fourth quarter of fiscal 2024 was $1.0 million, or $0.02 per diluted share, as compared to $6.4 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2023. For fiscal 2024, adjusted net income was $4.3 million, or $0.07 per diluted share, as compared to adjusted net income of $32.1 million, or $0.50 per diluted share for fiscal 2023.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for the accrual for estimated non-recurring legal settlement costs, the loss from the termination of retirement plans, and impairment (gain) of assets, if any ("adjusted EBITDA"), a non-GAAP measure, for the fourth quarter of fiscal 2024 were $4.2 million as compared to $11.7 million for the fourth quarter of fiscal 2023. For fiscal 2024, adjusted EBITDA was $19.9 million as compared to $55.9 million for fiscal 2023.

Cash Flow

Cash flow from operations for fiscal 2024 was $29.6 million as compared to $49.6 million for fiscal 2023.

Free cash flow, before capital expenditures for store development, a non-GAAP measure, was $15.1 million for fiscal 2024 as compared to $41.5 million for fiscal 2023. Free cash flow, a non-GAAP measure, was $1.9 million as compared to $32.2 million in fiscal 2023.

The decrease in free cash flow was primarily due to lower earnings and an increase in capital spend, partially offset by a decrease in merchandise purchases as we continued to drive more productive inventory utilization.

(in millions)	Fiscal 2024	Fiscal 2023
Cash flow from operating activities (GAAP basis)	$29.6	$49.6
Capital expenditures, excluding store development	(14.5)	(8.1)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$15.1	$41.5
Capital expenditures for store development	(13.2)	(9.3)
Free cash flow (non-GAAP basis)	$1.9	$32.2

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, free cash flow before capital expenditures for store development, and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below for reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of February 1, 2025, we had cash and investments of $48.4 million, with no outstanding debt and excess availability under our credit facility of $64.7 million. This compares to a cash and investment balance of $60.0 million with no outstanding debt and excess availability of $69.8 million at February 3, 2024. The decrease in availability under our credit facility at February 1, 2025 was a result of the 6.8% decrease in inventory. As discussed below, during fiscal 2024, we used $13.7 million of our available cash to repurchase shares of our common stock.

Inventory at February 1, 2025 decreased 6.8% to $75.5 million as compared to $81.0 million at February 3, 2024. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer retail spending. At February 1, 2025 clearance inventory was 8.6% as compared to 9.5% at February 3, 2024. The clearance rate remains below our historical benchmark of approximately 10.0%. Our inventory has decreased by over 26% and our inventory turnover rate has improved by over 30% from fiscal 2019.

Stock Repurchase Program

During fiscal 2024, we repurchased 4.9 million shares at a total cost, including fees, of $13.7 million. Shares of repurchased common stock are held as treasury stock.

Store Information

The following is a summary of our retail square footage for the past three years:

	Year End 2024		Year End 2023		Year End 2022
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	247	1,795	232	1,725	218	1,663
DXL outlets	15	76	15	76	16	80
CMXL retail	7	22	17	55	28	92
CMXL outlets	19	57	19	57	19	57

Total	288	1,950	283	1,913	281	1,892

During fiscal 2024, we opened seven new DXL stores, relocated two DXL stores, converted eight Casual Male XL stores to the DXL format, completed five DXL remodels, and closed two Casual Male XL stores.

For fiscal 2025, we expect our capital expenditures to range from $19.0 million to $21.0 million, net of tenant incentives. Our store development plans for fiscal 2025 include opening eight new DXL stores and converting two Casual Male XL stores to the DXL format. Store expansion continues to be a key component of our long-term growth strategy, however, until the men's retail apparel business improves and consumer demand increases, we plan to pause the opening of new stores in fiscal 2026. We believe we could potentially open approximately 50 net new DXL stores across the country, which could average 5,000 square feet or 250,000 sq. ft. in total, a 13% increase over our current square footage.

Digital Commerce Sales

We distribute our national brands and our own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level, or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For fiscal 2024, our direct sales were $141.3 million, or 30.3% of retail segment sales, as compared to $163.1 million, or 31.3% of retail segment sales, in fiscal 2023.

Financial Outlook

Through the first six weeks of the year, our comparable sales are down 12.5%. Despite these early results, we believe that comparable sales will gradually improve over the year, from a low double-digit negative in the first quarter, to single-digit negative in the second quarter and a return to a positive comp result in the second half of the year due to a combination of our strategic initiatives, modest improvement in macroeconomic trends, and easier comp comparisons as we move through fiscal 2025.

Given the volatility of the market, and other macro uncertainties such as the implementation of tariffs, we are not providing sales and earnings guidance for fiscal 2025. Based on actions previously taken, our exposure to tariffs in China, Mexico, and Canada, which collectively represent less than 5% of our own sourced product, are expected to impact gross margin by less than 10 basis points.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, March 20, 2025, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BIb1cc71b91bc14d649a9b1cc60cdb21c3. Upon registering you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/8mvzs9hf. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flow from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner, and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted net income and adjusted net income per diluted share are calculated by excluding any asset impairment charge (gain), accrual for estimated non-recurring legal settlement costs, and the loss from the termination of the retirement plans, on a tax-effected basis using the applicable effective tax rate for the respective period. The accrual for estimated non-recurring legal settlement costs is excluded from adjusted net income due to the difficulty in predicting its timing. The Company believes that this comparability is useful in comparing the actual results period to period. Adjusted net income per diluted share is then calculated by dividing the adjusted net income by the weighted average shares outstanding for the respective period, on a diluted basis.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for the loss from the termination of the retirement plans, accrual for estimated non-recurring legal settlement costs, and asset impairment charge (gain), if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL, and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our belief that insights gained from consumer research can be greater potential catalysts for inflection for the brand and to drive long-term sales growth; our belief that our upgraded eCommerce platform should improve our customer experience; our belief that our improved DXL Rewards program has compelling benefits that will deepen engagement across the entire customer file and solidify DXL as the leading Big + Tall retailer in the sector; our focus in 2025 on executing our strategic plan, while delivering a positive EBITDA margin and free cash flow; our effort to achieve profitable and responsible growth; our prioritization of operational efficiency and free cash flow; our belief that our structured and disciplined approach should position us better for stronger top-line and bottom-line performance when consumer sentiment among Big + Tall consumers recovers; our belief that chasing sales through excessive promotions in a down cycle would be counterproductive and that maintaining our operational infrastructure is crucial for long-term success; our belief that we expect to have minimal exposure in China, Mexico and Canada with respect to the emerging situation with tariffs and that they will impact gross margin by less than 10 basis points in 2025; our expectation that we will not pursue our brand awareness campaign at this time; our expectations with respect to comparable sales for fiscal 2025; expected marketing costs and expected capital expenditures in fiscal 2025; expected store openings and store conversions in fiscal 2025; the expected impact of our strategic initiatives on future growth; our ability to manage inventory; expected changes in our store portfolio and long-term plans for new or relocated stores; and our ability to achieve profitable sales and generate free cash flow. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 21, 2024, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to: changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of tariffs; the impact of ongoing worldwide conflicts on the global economy; potential labor shortages; and the Company’s ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends, and compete successfully in the U.S. men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

Investor Relations Contact:

investor.relations@dxlg.com

(603) 933-0541

Public Relations Contact:

Mike Reilly / Matt Sherman

Joele Frank, Wilkinson Brimmer Katcher

DXLGmedia-jf@joelefrank.com

(212) 355-4449

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	For the three months ended		For the fiscal year ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Sales	$119,203	$137,142	$467,015	$521,815
Cost of goods sold, including occupancy	66,300	72,626	249,820	269,393
Gross profit	52,903	64,516	217,195	252,422

Expenses:
Selling, general and administrative	49,688	52,840	198,282	196,529
Impairment of assets	1,303	116	1,303	116
Depreciation and amortization	3,646	3,495	13,878	13,833
Total expenses	54,637	56,451	213,463	210,478

Operating income (loss)	(1,734)	8,065	3,732	41,944

Loss from termination of retirement plans	—	(1,459)	—	(5,690)
Interest income, net	411	729	2,084	2,137

Income (loss) before provision (benefit) for income taxes	(1,323)	7,335	5,816	38,391

Provision (benefit) for income taxes	(7)	2,101	2,761	10,537

Net income (loss)	$(1,316)	$5,234	$3,055	$27,854

Net income (loss) per share - basic	$(0.02)	$0.09	$0.05	$0.46
Net income (loss) per share - diluted	$(0.02)	$0.08	$0.05	$0.43

Weighted-average number of common shares outstanding:
Basic	53,712	59,361	56,779	61,018
Diluted	53,712	62,498	59,590	64,305

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
February 1, 2025 and February 3, 2024
(In thousands)
Unaudited

	February 1,	February 3,
	2025	2024

ASSETS

Cash and cash equivalents	$11,901	$27,590
Short-term investments	36,516	32,459
Inventories	75,486	80,968
Other current assets	7,984	12,228
Property and equipment, net	56,982	43,238
Operating lease right-of-use assets	171,084	138,118
Deferred income taxes, net of valuation allowance	19,343	21,533
Intangible assets	1,150	1,150
Other assets	509	457
Total assets	$380,955	$357,741

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$24,344	$17,353
Accrued expenses and other liabilities	30,773	36,898
Operating leases	184,615	154,537
Stockholders' equity	141,223	148,953
Total liabilities and stockholders' equity	$380,955	$357,741

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(Unaudited)

	For the three months ended		For the fiscal year ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
(in millions, except margin percentages)

Net income (loss) (GAAP basis)	$(1.3)	$5.2	$3.1	$27.9
Add back:
Impairment of assets	1.3	0.1	1.3	0.1
Accrual for estimated non-recurring legal settlement costs	1.0	—	1.0	—
Loss from termination of retirement plans	—	1.5	—	5.7
Depreciation and amortization	3.6	3.5	13.9	13.8
Interest income, net	(0.4)	(0.7)	(2.1)	(2.1)
Provision (benefit) for income taxes	(0.0)	2.1	2.8	10.5
Adjusted EBITDA (non-GAAP basis)	$4.2	$11.7	$19.9	$55.9

Sales	$119.2	$137.1	$467.0	$521.8
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	3.5%	8.5%	4.3%	10.7%

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE

(Unaudited)

	For the three months ended				For the fiscal year ended
	February 1, 2025		February 3, 2024		February 1, 2025		February 3, 2024
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in millions, except per share data)
Net income (loss) (GAAP basis)	$(1.3)	$(0.02)	$5.2	$0.08	$3.1	$0.05	$27.9	$0.43
Adjust:
Impairment of assets	1.3		0.1		1.3		0.1
Accrual for estimated non-recurring legal settlement costs	1.0				1.0
Loss from termination of retirement plans	-		1.5		-		5.7
Income tax effect of adjustments (1)	(0.0)		(0.4)		(1.1)		(1.6)
Adjusted net income (non-GAAP basis)	$1.0	$0.02	$6.4	$0.10	$4.3	$0.07	$32.1	$0.50

Weighted average number of common shares outstanding on a diluted basis		53.7		62.5		59.6		64.3

(1) The income tax effect of pre-tax adjustments to net income was calculated using the applicable effective tax rate for each respective year.

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	For the fiscal year ended
(in millions)	February 1, 2025	February 3, 2024
Cash flow from operating activities (GAAP basis)	$29.6	$49.6
Capital expenditures, excluding store development	$(14.5)	$(8.1)
Free Cash Flow before capital expenditures for store development (Non-GAAP basis)	$15.1	$41.5
Capital expenditures for store development	(13.2)	(9.3)
Free cash flow (non-GAAP basis)	$1.9	$32.2